Exhibit 99.1

Enduro Royalty Trust Announces Haynesville Results and Monthly Net Profits Interest Calculation

AUSTIN, Texas—(BUSINESS WIRE)—October 20, 2017

Enduro Royalty Trust (NYSE: NDRO) (the “Trust”) today announced results from recently completed wells in the Haynesville area of north Louisiana and reported the net profits interest calculation for October 2017.

Haynesville Results

In early September, four gross (0.45 net) wells completed in the Haynesville (together, the “Haynesville wells”) began producing at a combined 24-hour gross rate of over 73 MMcf/D. Net to the interest of Enduro Resource Partners LLC (“Enduro”), the sponsor of the Trust, the combined 24-hour initial rate was approximately 8.4 MMcf/D. The combined average 30-day production from the wells was 54.7 MMcf/D, or approximately 6.2 MMcf/D net to Enduro’s 11.4% working interest. The 30-day average results were over 25% higher than initial expectations from the wells, and the 30-day production net to Enduro’s interest represents a 60% increase over the monthly natural gas production from all the properties underlying the Trust.

Monthly Net Profits Interest Calculation

Due to capital activity for the Haynesville wells and increased lease operating expenses during the month of August 2017, direct operating and development expenses for the current month net profits interest calculation exceeded cash receipts. The current month net profits interest calculation primarily represents oil production during July 2017, natural gas production during June 2017, and costs incurred in August 2017. The following table displays underlying oil and natural gas sales volumes and average prices attributable to the current and prior month net profits interest calculations.

	Underlying Sales Volumes				Average Price
	Oil		Natural Gas		Oil	Natural Gas
	Bbls	Bbls/D	Mcf	Mcf/D	(per Bbl)	(per Mcf)
Current Month	60,677	1,957	292,494	9,750	$43.60	$2.77
Prior Month	58,631	1,954	315,138	10,166	$42.40	$2.78

As the Haynesville wells began producing in early September 2017 and the natural gas sales volumes reported above primarily represent sales volumes in June 2017, none of the results from these wells are included in sales volumes or natural gas receipts.

The following table displays the net profits interest calculation for the current month and the resulting shortfall in net profits:

Gross profits:
Oil cash receipts	$2,645,779
Natural gas cash receipts	810,893
Total	3,456,672

Costs:
Direct operating expenses:
Lease operating expenses	2,218,000
Compression, gathering and transportation	191,000
Production, ad valorem and other taxes	280,000
Development expenses	783,000
Total	3,472,000

Net profits (shortfall) attributable to underlying properties	(15,328)
Percentage allocable to net profits interest	80%
Net profits (shortfall) to Trust from net profits interest	$(12,262)

As a result, no monthly cash distribution will be paid in November 2017 to the Trust’s unitholders. The shortfall in net profits will be deducted from any net profits in next month’s net profits interest calculation. At this time, Enduro anticipates that capital development expenses in next month’s distribution calculation will be approximately $1.5 million, an increase from the current month, due to the remainder of the capital associated with the Haynesville wells.

Oil cash receipts for the properties underlying the Trust totaled $2.6 million for the current month, an increase of $0.2 million from the prior month calculation as a result of an increase in the realized wellhead price as well as an increase in production volumes. The increase in realized prices was driven by a $1.39 increase in NYMEX pricing from June to July. Oil sales volumes increased as a result of one additional production day in July as compared to June.

Natural gas receipts decreased $0.1 million from the prior month, totaling $0.8 million, as a result of decreased sales volumes. Natural gas sales volumes declined primarily due to one less production day in June as compared to May.

Total direct operating expenses, including lease operating expenses, production and ad valorem taxes, and gathering and transportation expenses, totaled $2.7 million, an increase of $0.2 million from the prior month as a result of increased lease operating expenses. Of the total $0.8 million in capital expenditures during August 2017, approximately $0.4 million related to the four gross (0.45 net) wells in the Haynesville. Through August 2017, capital incurred for the Haynesville wells has totaled $2.4 million.

About Enduro Royalty Trust

Enduro Royalty Trust is a Delaware statutory trust formed by Enduro Resource Partners to own a net profits interest representing the right to receive 80% of the net profits from the sale of oil and natural gas production from certain of Enduro Resource Partners’ properties in the states of Texas, Louisiana and New Mexico. As described in the Trust’s filings with the Securities and Exchange Commission, the amount of the periodic distributions is expected to fluctuate, depending on the proceeds received by the Trust as a result of actual production volumes, oil and gas prices and the amount and timing of capital expenditures and the Trust’s administrative expenses, among other factors. Future distributions are expected to be made on a monthly basis. For additional information on the Trust, please visit www.enduroroyaltytrust.com.

Forward-Looking Statements and Cautionary Statements

This press release contains statements that are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions. These forward-looking statements include statements regarding future distribution calculations and expected expenses, including capital expenditures. Although no distribution will be made in November 2017, normally the anticipated distribution is based, in large part, on the amount of cash received or expected to be received by the Trust from Enduro Resource Partners with respect to the relevant period. The amount of such cash received or expected to be received by the Trust (and its ability to pay distributions) has been and will be significantly and negatively affected by prevailing low commodity prices, which have declined significantly, could decline further and could remain low for an extended period of time. Other important factors that could cause actual results to differ materially include expenses of the Trust and reserves for anticipated future expenses. Initial production rates may not be indicative of future production rates and are not indicative of the amounts of oil and gas that a well may produce. Statements made in this press release are qualified by the cautionary statements made in this press release. Neither Enduro Resource Partners nor the Trustee intends, and neither assumes any obligation, to update any of the statements included in this press release. An investment in units issued by Enduro Royalty Trust is subject to the risks described in the Trust’s filings with the SEC, including the risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on March 15, 2017.  The Trust’s quarterly and other filed reports are or will be available over the Internet at the SEC’s website at http://www.sec.gov.

Contact

Enduro Royalty Trust

The Bank of New York Mellon Trust Company, N.A., as Trustee

Sarah Newell 1 (512) 236-6555